Exhibit 99.1



[GRAPHIC OMITTED][GRAPHIC OMITTED]

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP                                FOR IMMEDIATE RELEASE

CONTACT:  Citigate Sard Verbinnen
          Paul Caminiti/Victoria Hofstad/Chris Kittredge
          212/687-8080


         HAMPSHIRE TERMINATES EMPLOYMENT OF ITS CHIEF EXECUTIVE OFFICER
                   AND EXECUTIVE VICE-PRESIDENT AND TREASURER

Anderson, SC, September 25, 2006. Hampshire Group, Limited (NASDAQ: HAMP) today announced that its Board of Directors has terminated the employment of Ludwig Kuttner, Hampshire's Chief Executive Officer. Mr. Kuttner had been placed on administrative leave in connection with the previously announced Audit Committee investigation.

Although the investigation is continuing, the Audit Committee's findings indicate that, among other issues still being reviewed, Mr. Kuttner submitted expense reports for approximately $1.45 million over a period of approximately 10 years, a substantial portion of which were fraudulent or not substantiated in accordance with Company policy.

The Company also announced that the Board has terminated the employment of Charles Clayton, the Company's Executive Vice President and Treasurer, who had also been placed on administrative leave.

Michael Culang will continue to serve as the interim Chief Executive Officer and Jonathan Norwood will continue to serve as the interim Treasurer.

Michael Jackson, Chairman of the Board, stated: "The Board and management will not tolerate the type of wrongful conduct brought to the attention of the Audit Committee as part of this investigation or any other type of improper conduct. We expect our officers and employees to conduct the business of the Company at the highest level of business ethics."

"During this difficult period, the entire management team, together with all the Company's employees, has worked tirelessly to keep the Company moving forward and we are pleased with what they have achieved to date. The Board is grateful to them for their efforts."

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.

--------------------------------------------------------------------------------
           Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.